EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued (i) our report dated February 26, 2010, with respect to the consolidated financial statements of Concho Resources Inc. and subsidiaries (which expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of the new requirements for oil and gas reserve estimation) and (ii) our report dated February 26, 2010, with respect to internal control over financial reporting, both included in the Annual Report of Concho Resources Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Concho Resources Inc. on Form S-8 (File No. 333-145791, effective August 30, 2007) and Forms S-3 (File No. 333-154737, effective October 24, 2008 and File No. 333-161809, effective September 9, 2009).
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
February 26, 2010